Exhibit 5.1















                                                              July 29, 1998



Inmark Enterprises, Inc.
One Plaza Road
Greenvale, New York 11548

Ladies and Gentlemen:

                  We have acted as counsel to Inmark Enterprises, Inc., a Delaware corporation (the "Company"), in connection with its Registration
Statement  on Form S-3 (the  "Registration  Statement"),  filed  pursuant to the
Securities Act of 1933, as amended (the "Securities Act"), relating to the offering from time to time by certain holders of 508,750 shares (the "Shares") of common stock, $.001 par value per share, of the Company (the "Common Stock").

                  We have reviewed the Registration Statement, all amendments thereto, and such other documents and instruments as we have deemed appropriate. In such review, we have assumed the genuineness of all signatures, the authenticity of all documents submitted as originals and the conformity to the original documents of all documents submitted to us as copies.

                  On the basis of such review, and having regard to such legal consideration as we have deemed relevant, it is our opinion that the Shares are duly authorized and, upon exercise of the warrants to purchase the Shares and upon payment of the exercise price for the Shares, the Shares shall be duly and validly issued, fully paid and nonassessable.

                  We are members of the Bar of the State of New York and do not purport to be experts or give any opinion except as to matters involving the laws of such State, the general corporation laws of the State of Delaware and the federal laws of the United States.

                  We hereby consent to the use of our name under the caption "Legal Matters" in the prospectus included in the Registration Statement and to the use of this opinion as an exhibit to the Registration Statement.

                                          Very truly yours,

                                         /s/ KRONISH, LIEB, WEINER & HELLMAN LLP